Exhibit 12.1

                                 KINETEK, INC.
            COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
            -------------------------------------------------------
                            (dollars in thousands)


                                                 Year Ended December 31,
                                          -------------------------------------
                                             2005        2004        2003
                                             ----        ----        ----

Fixed Charges
     Interest expense                      $35,739      $35,592     $34,876
     Rental expense included
     in fixed charges                        1,121        1,091       1,004
                                          ---------    ---------   ---------
        Total fixed charges                 36,860       36,683      35,880


Earnings
     Pre-tax income (loss)from
     continuing operations                   3,852         (889)     (4,820)
     Plus:  fixed charges                   36,860       36,683      35,880
                                          ---------    ---------   ---------
        Total Earnings                     $40,712      $35,794     $31,060


Ratio of earnings to fixed charges            1.1          1.0         0.9
                                              ===          ===         ===